EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since those reported in the Schedule 13D filed by the Reporting Persons on June 19, 2015. Such transactions involved the purchase and sale of shares on the New York Stock Exchange. Certain of the prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date. The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
6/19/2015	Purchase	$7.5000		38597
6/22/2015	Purchase	$7.0842	[1]	127149
6/23/2015	Purchase	$7.3641	[2]	62928
6/23/2015	Sale	$7.4600		1000
6/24/2015	Purchase	$7.4583	[3]	36695
6/25/2015	Purchase	$7.4840	[4]	21717
6/26/2015	Purchase	$7.3859	[5]	52674
6/29/2015	Purchase	$7.1019	[6]	33815
6/30/2015	Purchase	$6.9901	[7]	33633
7/1/2015	Purchase	$6.9938	[8]	38316
7/2/2015	Purchase	$6.8388	[9]	18040
7/6/2015	Purchase	$6.8224	[10]	84744

1 This transaction was executed in multiple trades at prices ranging from $6.99 – 7.20.

2 This transaction was executed in multiple trades at prices ranging from $7.19 – 7.50.

3 This transaction was executed in multiple trades at prices ranging from $7.41 – 7.50.

4 This transaction was executed in multiple trades at prices ranging from $7.44 – 7.54.

5 This transaction was executed in multiple trades at prices ranging from $7.30 – 7.50.

6 This transaction was executed in multiple trades at prices ranging from $6.9950 – 7.16.

7 This transaction was executed in multiple trades at prices ranging from $6.92 – 7.07.

8 This transaction was executed in multiple trades at prices ranging from $6.94 – 7.01.

9 This transaction was executed in multiple trades at prices ranging from $6.76 – 6.93.

10 This transaction was executed in multiple trades at prices ranging from $6.72 – 7.00.